Exhibit 10.31
SERVICES AGREEMENT
THIS AGREEMENT (“Agreement”) is made and entered into this 1st day of January, 2004, by and between Ophthalmic Imaging Systems., a company incorporated under the laws of state of California, having its principal executive offices at 221 Lathrop Way, Suite I, Sacramento, California 95815, U.S.A. (“theCompany”), MediStrategy Ltd. an Israeli company number 513466797 of business address at 39, Shofman St., Haifa 34987, Israel (“MS”) and Noam Allon, Israeli I.D. No. 055898225 of Haifa, Israel (“Noam”).
WHEREAS	MS and Noam represent and warrant that they have the qualifications, skills, experience and know-how in the fields required for the adequate performance of this Agreement; and

WHEREAS	MS agrees to cause Noam to provide the Company with the services set forth in Appendix A hereto (the “Services”) and the Company desires to retain MS and Noam’s Services on the terms and conditions set forth below.

WHEREAS	the parties wish to regulate their relationship in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual premises, covenants and undertakings contained herein, the parties hereto have hereby agreed as follows:
1.	MS and Noam’s Representations and Warranties

MS and Noam jointly and severally represent and warrant to the Company as follows:

1.1	Subject to the amendment of the employment agreement signed by and between Noam and Medivision Medical Imaging Ltd. (“MediVision”) there are no outstanding agreements, obligations, laws, rules or regulations to which MS and/or Noam are subject that are in conflict with any of the provisions of this Agreement, or that would limit or prohibit MS and/or Noam in any way from complying with the provisions hereof, and that they are not bound by any prior or existing contracts or undertakings preventing them from entering into and fulfilling the terms of this Agreement, and there is no matter in which they have a personal interest which could conflict with the Services to the Company, and that they obtain all necessary approvals for the providence of the Services hereof.

1.2	MS and Noam have the full power and authority to enter into this Agreement and to perform all its obligations hereunder. All actions on behalf of MS and/or Noam which are necessary in order to execute, deliver and perform this Agreement have been taken and there is no consent, approval, license, authorization, permit from or filing with, any governmental or regulatory authority or agency or any third party needed in order for MS and/or Noam to execute, deliver and perform this Agreement.

1.3	MS is a private company duly incorporated and validly existing under the laws of the State of Israel whose sole shareholder is Noam.

1.4	MS and Noam have the experience, talent, expertise, knowledge, facilities, funds and connections in order to diligently perform the Services.

2.	Undertakings

MS and Noam jointly and severally hereby undertake as follows

2.1	To act in accordance with all instructions provided to them in relation to the substance and performance of the Services whether through resolutions of the Company’s Board of Directors or instructions from the Company’s Chairman of the Board.

2.2	To render the Services and to execute all instructions given in connection therewith with devotion, honesty and fidelity, subject to policies of the Company as may be in existence from time to time, and to dedicate to the rendering of the Services all their know-how, qualifications and experience and all the time, diligence and attention required for the performance thereof efficiently and in accordance with the requirements of this Agreement.

2.3	MS and Noam warrant and undertake as a material condition to this Agreement that the only person performing the Services on MS’s behalf under this engagement will be solely Noam.

2.4	MS is and shall remain wholly owned by Noam. Throughout the Term (as defined below) any transfer and/or any disposition, pledge, lien of shares and/or any issuance of shares and/or other securities of MS shall require the prior written consent of the Company. Any such action taken without the prior written approval of the Company shall be void.

2.5	MS and Noam shall not receive, at any time, whether during the Term and/or at any time thereafter, directly or indirectly, any payment, benefit and/or other consideration, from any third party in connection with the Services granted to the Company.

2.6	MS and Noam shall keep reasonably detailed records of all work undertaken in relation to the provision of the Services and, shall report to the Company, in a manner to be determined by the Company’s Chairman of the Board.

2.7	MS and Noam acknowledge that this Agreement does not grant them exclusivity in the provision of the Services to the Company and that the Company may, during the Term and/or thereafter, contract with any other entity to obtain any services, including services of the same type as the services provided to the Company by MS and/or Noam.

2.8	MS and Noam acknowledge that the Services to be provided by them are considered of significant importance to the Company.

3.	The Services

3.1	MS shall cause Noam to, and Noam, on behalf of MS shall, render to the Company the Services set forth in Appendix A hereto and/or any other services mutually agreed by and between Noam and the Company’s Chairman of the Board.

3.2	MS undertakes to cause Noam to, and Noam shall, devote any working days required and agreed upon by MS, Noam and the Company’s Chairman of the Board and which in any event shall not be less than 5 working days and shall not be more than 7 days a month. For the removal of any doubt if the parties fail to reach a mutually agreed understanding with regard to the magnitude of the required working days devotion then MS and/or Noam shall be obliged to devote at least the minimum working days as stipulated above.

3.3	MS undertakes to cause Noam to, and Noam shall, devote its full know-how, energy, expertise, experience, attention, skill, and best efforts to the business and affairs of the Company and to the performance of the Services to the Company all in accordance with this Agreement. MS and Noam hereby confirm that they are aware of, and agree to the fact that their Services to the Company will require them to work outside of the regular working hours as well as on holidays and days of rest and will require occasional travel within and outside of Israel.

4.	No Employment Relationship

4.1	The Parties hereby irrevocably agree that MS and/or Noam are independent contractors and shall provide the Services as independent contractors, on their own account and responsibility.

4.2	This Agreement shall not be deemed to create any partnership, joint venture, agency or employment relationship between the parties in any respect whatsoever.

4.3	At all times MS shall comply with all and any applicable laws and regulations and shall maintain during the term of this Agreement a reasonable level of insurance sufficient to cover MS, its officers, directors, shareholders, employees, agents, representatives, affiliates, partners, consultants and Noam. The types of coverage provided by such insurance shall include, without limitation, Bituach Leumi and insurance covering injury (including death) and property damage and loss arising out of the acts or omission of MS and/or Noam.

4.4	MS and Noam shall bear the sole responsibility for any payment whatsoever due to any authority in connection with the performance of this Agreement, including but not limited to any Tax Authority.

4.5	Without derogating from any of the above, in the event that any competent court or authority shall rule that contrary to the provisions of this Agreement, MS and/or Noam is to be considered an employee of the Company or its affiliates, the following provisions shall prevail retroactively:

4.5.1	The total disbursements whatsoever to be made by the Company in connection with such employment (the Services) of MS and/or Noam shall not exceed the total remuneration actually paid to MS by the Company under this Agreement for the correlative time period.

4.5.2	MS and Noam shall immediately repay the Company all amounts paid to MS in excess of the amounts the Company shall be obliged to pay to MS and/or Noam according to the ruling of such competent court or authority for the correlative time period. Such repayment shall bear interest in the maximum rate applicable for overdrafts at Bank Leumi Le-Israel B.M. from the time each amount was paid to MS until full repayment to the Company. The Company shall be entitled to offset such repayment from any amount the Company owes by any cause or reason to MS and/or Noam.

4.5.3	It is hereby acknowledged and agreed that, in any such event that any competent court or authority shall rule that MS and/or Noam is to be considered an employee of the Company the position of MS and/or Noam in the Company shall be deemed as a senior one and/or as one that requires a special degree of trust and/or is one in which working hours cannot be supervised; accordingly, the provisions of any prevailing Israeli law and/or regulations, concerning separate and/or additional pay for overtime or for working weekends or on national holidays, shall not apply to this Agreement and to MS and/or Noam’s “employment”. If however, MS, Noam and/or anyone on their behalf (including heirs) will claim that any such Israeli law and/or regulations is applicable, Company, MS and Noam irrevocably agree that the Monthly Compensation (as defined below) payable to MS shall be reduced by 40% retroactive to the Commencement Date (as defined below). In such case MS and/or Noam shall return any excess payment received from Company, linked to the last Consumer Price Index (“CPI”) published prior to the date on which all excess payments are actually returned by MS to Company with the base index for each such excess payment being the last CPI published prior to the date on which each such payment was paid to MS.

5.	Compensation

5.1	In full consideration for MS and Noam’s fulfillment of their obligations in pursuance of this Agreement, Company shall pay the compensation detailed in Appendix B attached hereto.

5.2	The Company shall be entitled to withhold any tax payment due to the tax authorities from any sum paid to MS if so obligatory under the law. Any such tax withheld shall be considered paid to MS.

5.3	The compensation paid to MS by the Company as above prescribed shall be the final and only remuneration and consideration that MS and/or Noam shall be entitled to receive from the Company in connection with any service whatsoever provided by MS and/or Noam to the Company in any capacity or form.

5.4	For the removal of any doubt it is hereby cleared that the abovementioned compensation is inclusive of all of MS and/or Noam’s expenses pertaining to the Services provided herein, any additional remuneration of any other expenses shall be subject to a prior written approval of the Company’s Chairman of the Board.

6.	Term and Termination

6.1	Subject to the parties obtaining any and all approvals legally required (including the corporate approvals required by Medivision), this Agreement shall be in effect as of January 1, 2003 (“Commencement Date”) and shall, subject to this Section 6, remain in force for a period of 24 months (the “Initial Term”). Unless terminated prior to the conclusion of the Initial Term according to the terms hereof, this Agreement shall be automatically renewed for additional periods of 12 months each (“Renewal Term”) unless terminated by either party upon written notice of at least 120 days prior to the end of any Renewal Term. The “Initial Term” and the “Renewal Term” shall be referred to as the “Term”.

6.2	Either party may, at any time during the Term, furnish the other party hereto with a written notice that this Agreement is terminated (“TerminationNotice”). The Termination Notice may be with or without Cause (as defined hereunder) and shall be in effect not earlier than 120 days from delivery (“NoticePeriod”).

6.3	In the event that a Termination Notice is delivered by either party hereto, during the Notice Period, MS and Noam shall be obligated to continue to discharge and perform all of their duties and obligations with Company and to take all steps, satisfactory to Company, to ensure the orderly transition to any persons and/or entity designated by Company of all matters handled by MS and/or Noam during the course of their Services to the Company.

6.4	Notwithstanding any of the foregoing, in the event that Noam is incapacitated or for any other reason whatsoever is unable to fulfill his undertakings under this Agreement, the Company may in its sole discretion immediately and without any notice, terminate this Agreement.

6.5	The provisions of Sections 6.2 — 6.4 above notwithstanding, Company, by furnishing a notice to MS, shall be entitled to terminate its Services to the Company with immediate effect where said termination is a Termination for Cause. In the event of such termination, without derogating from the rights of Company under any applicable law, MS and/or Noam shall not be entitled to any of the consideration for the period specified in Section 6.3 above.

6.6	As used in this Agreement, the term “Termination for Cause” shall mean termination of this Agreement and MS and/or Noam’s Services to the Company as a result of the occurrence of any one of the following: (i) MS and/or Noam have committed a dishonorable criminal offense; (ii) MS and/or Noam are in breach of any of their duties of trust or loyalty to Company; (iii) MS and/or Noam deliberately cause harm to Company’s business affairs; (iv) MS and/or Noam breach the confidentiality and/or non-competition and/or non-solicitation and/or assignment of inventions, and/or any other material provision of this Agreement; and/or (v) MS and/or Noam are convicted of any felony constituting an act of moral turpitude; and/or (vi) MS and/or Alex are in breach of any material condition and/or obligation under this Agreement. MS or Noam shall be jointly and severally liable for any breach and/or termination caused by either one of them.

6.7	Without derogating from Company’s rights pursuant to any applicable law, in the event that MS and/or Noam shall terminate this Agreement with immediate effect or upon shorter notice than the Notice Period, Company shall have, without derogating from any other remedy, the right to offset any compensation to which MS shall have otherwise been entitled for the Services hereunder during the Notice Period, or any part thereof, as the case may be, from any other payments payable to MS and/or Noam.

6.8	Prior to each Renewal Term the parties shall amicably negotiate the terms and conditions for the Renewal Term, and in the event that the parties would fail to reach a mutually agreed understanding as to such terms and conditions, then the terms and conditions as most recently amended, if at all, shall prevail and remain in full force in the following Renewal Term.

7.	Proprietary Information and Confidentiality

7.1	MS and Noam are aware that in the course of their Services to the Company and/or in connection therewith they shall have access to, and be entrusted with, technical, proprietary, sales, legal and financial data and information with respect to the affairs and business of Company, its affiliates, customers and suppliers, all of which such data and information, whether documentary, written, oral or computer generated, shall be deemed to be, and referred to as “Proprietary Information”, which, by way of illustration but not limitation, shall include trade and business secrets, processes, patents improvements, ideas, inventions (whether reduced to practice or not), techniques, products, technologies (actual or planned), financial statements, marketing plans, strategies, forecasts, customer (including customer lists) and/or suppliers lists and/or relations and/or marketing plans, research and development activities, formulas, data, know-how, designs, discoveries, models, vendors, computer hardware and software, drawings, operating procedures, pricing methods, marketing strategies, future plans, dealings and transactions, except for such information which, on the date of disclosure by Company is, or thereafter becomes, available in the public domain or is generally known in the industry through no fault on the part of MS and/or Noam.

7.2	MS and Noam agree and declare that all Proprietary Information, patents and/or patent applications, copyrights and other intellectual property rights in connection therewith (“Confidential Information”), are and shall remain the sole property of Company and its assigns.

7.3	At all times, during the Term and upon its expiration thereafter, MS and Noam shall keep in confidence and trust all Confidential Information, and any part thereof, and will not use or disclose and/or make available, directly or indirectly, to any third party any Confidential Information without the prior written consent of Company, except and to the extent as may be necessary in the ordinary course of performing MS and/or Noam’s Services pertaining to Company and except and to the extent as may be required under any judicial decision.

7.4	Without derogating from the generality of the foregoing, MS and Noam agree as follows:

7.4.1	They will not copy, transmit, reproduce, summarize, quote, publish and/or make anycommercial or other use whatsoever of the Confidential Information, or any party thereof, without the prior written consent of Company, except as may be necessary in the performance of their Services pertaining to Company;

7.4.2	They shall exercise the highest degree of care in safeguarding the Confidential Information against loss, theft or other inadvertent disclosure and will take all reasonable steps necessary to ensure the maintaining of confidentiality;

7.4.3	They shall not enter into the data bases of Company for any purpose whatsoever, including, without limitation, review, download, insert, change, delete and/or relocate any information, except as may be necessary in the performance of their Services pertaining to Company;

7.4.4	Upon termination of their Services for whatever reason, and/or as otherwise requested by Company, they shall promptly deliver to the Company all Confidential Information and any and all copies thereof, in whatever form, that had been furnished to MS and/or Noam, prepared thereby and/or came to their possession in any manner whatsoever, during and in the course of their Services to the Company, and shall not retain and/or make copies thereof in whatever form.

7.5	The provisions of this Section shall survive termination of Services and/or this Agreement and shall remain in full force and effect at all times thereafter.

8.	Non-Competition and Non-Solicitation

8.1	MS and Noam acknowledge that the consideration to which they are entitled hereunder is based upon, among other things, payment for their non competition undertakings and therefore, until the later of (i) 24 months after the date of termination of this Agreement for any reason whatsoever and (ii) 24 months from the date hereof, they shall not, other than pursuant to the provisions of this Agreement:

8.1.1	Engage in any capacity whatsoever, whether independently or as employees, consultants or otherwise, directly or indirectly, through any corporate body or with or through others, in any activity which has a direct competition to the research, development, design, , manufacturing, engineering and/or marketing of products or materials related to the Company’s current and/or future products.

8.1.2	Accept any position, whether as employee, consultant or otherwise, or hold any interest, in any corporate body which competes with Company in any field related to the Services; provided, however that nothing stated herein shall preclude MS and/or Noam from owning a stock interest not greater than 5% in any publicly traded corporation.

8.1.3	Whether on their own account and/or on behalf of others, in any way offer, solicit, interfere with, endeavor to entice away from Company and/or any of its affiliates, and/or otherwise contact and/or enter into any contractual or other arrangements with, any person, firm or company with whom Company and/or any of its affiliates shall have any contractual and/or commercial relationship as an employee, consultant, licenser, joint venture, supplier, customer, distributor, agent or contractor of whatsoever nature.

8.2	The provisions of this Section shall survive termination of this Agreement.

8.3	MS and Noam acknowledge that the provisions of this Section 8 are derived from their access to the Confidential Information and are reasonable and necessary to legitimately protect the Company’s Confidential Information. MS and Noam further acknowledge that they have carefully reviewed the provisions of this Section 8, they fully understand the consequences thereof and they have assessed the respective advantages and disadvantages to them of entering into this Agreement. MS and Noam also acknowledge that the compensation set under Section 5 to this Agreement is also a proper compensation for their undertakings and obligations set in this Section 8.

8.4	All of the above provisions shall not apply to any of MS and/or Noam’s current and/or future engagements with Medivision and/or any of its affiliates.

9.	Inventions

9.1	MS and Noam agree to promptly and fully inform and disclose to Company all inventions, designs, improvements and discoveries which they now have or may hereafter have during the Term which pertain to or relate to Company or to any experimental work performed by Company, whether conceived by MS and/or Noam alone or with others and whether or not conceived during regular working hours or prior to or after the date of this Agreement and which pertains to the Services (“Inventions”).

9.2	All Inventions, and any and all rights, interests and title therein, shall be the exclusive property of Company and MS and/or Noam shall not be entitled to any right, compensation and/or reward in connection therewith.

9.3	In the event that by operation of law, any Invention shall be deemed MS’s and/or Noam’s, MS and Noam hereby irrevocably assign and shall in the future take all the requisite steps (including by way of illustration only, signing all appropriate documents) to assign to Company and/or its designee any and all of its foregoing rights, titles and interests, on a worldwide basis and hereby further acknowledge and shall in the future acknowledge Company’s full and exclusive ownership in all such Inventions. To the extent necessary, MS and Noam shall, during the Term or at any time thereafter, execute all documents and take all steps necessary to fully effectuate the assignment to Company and/or its designee and/or assist Company to obtain the exclusive and absolute rights, title and interests in and to all Inventions, whether by the registration of patent, trade mark, trade secret and/or any other applicable legal protection, and to protect same against infringement by any third party. This provision shall apply with equal force and effect to all items that may be subject to copyright or trademark protection.

9.4	The provisions of this Section shall survive termination of this Agreement and shall be and remain in full force and effect at all times thereafter.

10.	Indemnification

10.1	Each Party (an “Indemnifying Party”) undertakes to indemnify and hold harmless the other Party (an “Indemnified Party”), without limitation of term or amount, against any damage or loss incurred thereby stemming from a claim, action or proceeding regarding a breach of any of the parties’ respective representations and/or warranties and/or undertakings provided in this Agreement. The foregoing undertaking shall be in effect provided that the Indemnifying Party is afforded, by the Indemnified Party: (a) prompt written notice of any such claim, action or proceeding; and (b) the authority to direct the defense and settlement of such claim, action or proceeding; and (c) all authority, reasonably available information and assistance (at the Indemnifying Party’s expense) reasonably requested by the Indemnifying Party for the defense of the same.

10.2	Without derogating from the foregoing, in the event that any competent court or authority shall rule that contrary to the provisions of this Agreement, MS and/or Noam is to be considered an employee of the Company, MS and Noam shall indemnify and hold harmless the Company, its officers, employees and shareholders in any of the following events:

10.2.1	For any amount the Company, its officers, employees and shareholders shall be obliged to pay to MS and/or Noam’s heirs or kinsmen for any reason whatsoever but not including any obligation to pay MS and/or Noam resulting from an act of negligence or malice of the Company, its officers, employees or shareholders.

10.2.2	For any payment or reimbursement made by the Company for or on behalf of MS and/or Noam including any payment made to Bituach Leumi, and Income Tax and/or any other Tax Authority.

10.2.3	For any expenses and/or legal fees paid by the Company for legal proceedings in connection with any claim made by MS and/or Noam that they were employed by the

Company, and for any liability whatsoever that will be placed upon the Company resulting from such claim.

10.3	Without derogating from the abovementioned, MS and Noam undertake to indemnify the Company and/or any third party, for any damages and/or losses incurred thereby as a result of any breach of MS and/or Noam’s obligations pursuant to Section 7 above.

11.	Limitation of Liability

In no event shall either party have any liability to the other party and/or any third party for any cause of action relating to this Agreement for any incidental, consequential, special or speculative damages, including, but not limited to, damages for loss of profits or use, business interruption or loss of good will, irrespective of whether the party has advance notice of the possibility of such damage. The foregoing limitation shall not apply to a claim by either party that the other party has misappropriated or otherwise improperly used its technology or intellectual property or that the Services were provided improperly.

12.	General Provisions

12.1	MS and/or Noam may not assign or transfer any right, claim or obligation provided herein.

12.2	Company shall be entitled to assign or transfer any right, claim or obligation provided herein.

12.3	Company shall be entitled to offset from any and/or all payments to which MS and/or Noam shall be entitled thereof, any and/or all amounts to which Company shall be entitled from MS and/or Noam at such time.

12.4	Company’s failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent Company thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

12.5	This Agreement shall not be amended, modified or varied by any oral agreement or representation other than by a written instrument executed by the parties or their duly authorized representatives.

12.6	This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel. The Courts of Tel-Aviv shall have exclusive jurisdiction over any dispute arising out of or in connection with this Agreement or the rights and liabilities of the parties hereunder.

12.7	This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matters hereof, supersedes all prior agreements and understandings between the parties with respect thereto.

12.8	Captions and paragraph headings used in this Agreement are for convenience purposes only and shall not be used for the interpretation thereof.

12.9	If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provisions to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law. The Company’s rights and remedies provided for in this Agreement or by law shall, to the extent permitted by law, be cumulative.

12.10	Notices given hereunder shall be in writing and shall be deemed to have been duly given on the date of personal delivery, 4 business days from the date of postmark if mailed by certified or registered mail, or one business day of the date sent by facsimile upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day), addressed as set forth above or such other address as either party may designate to the other in accordance with the aforesaid procedure. Notices served to either MS or Noam shall be deemed to have been served to both of them.

12.11	Suspending Condition: This Agreement is subject to obtaining all the legally required corporate approvals of the Company and MediVision.

        IN WITNESS WHEREOF, the parties hereto have hereby duly executed this Agreement on the day and year first set forth above.
/s/ Jonathan Adereth

/s/ Ariel Shenhar	/s/ Noam Allon	/s/ Noam Allon
Ophthalmic Imaging Systems By: Jonathan Adereth Ariel Shenhar Title: Chairman CFO	Medi Strategy Ltd. By: Noam Allon Title: President	Noam Allon

September 30, 2005
To: Noam Allon
MediStrategy
Services agreement – Addendum 1
Dear Noam,
The following items have been changed in the Services Agreement effective since 1/1/2004 between OIS, MediStrategy and you. The changes are in effect starting September 1, 2005.
1.	Appendix B – The Compensation – Section 1.1 — The monthly sum will change from $3,300 to $4,000.

2.	Appendix B – The Compensation – Section 1.3 — The yearly performance based bonus maximum amount will change from $20,000 to $10,000.

All other terms in the Services Agreement remain in effect.
Sincerely,
Yigal Berman	agreed and approved:
/s/ Yigal Berman Chairman	/s/ Noam Allon MediStrategy	/s/ Noam Allon Noam Allon
Date:
This Addendum was approved by OIS Compensation Committee dated September 30, 2005.